SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                       COMMISSION FILE NUMBER 33-19980-D

CHECK ONE

[  ] FORM 10-K AND FORM 10-KSB [  ] FORM 11-K

[   ] FORM 20-F  [X ]  FORM 10-Q AND FORM 10-QSB  [  ]  FORM N-SAR

FOR THE PERIOD ENDED MARCH 31, 2002

[  ]  TRANSITION REPORT ON FORM 10-K AND FORM 10-KSB

[  ]  TRANSITION REPORT ON FORM 20-F

[  ]  TRANSITION REPORT ON FORM 11-K

[  ]  TRANSITION REPORT ON FORM 10-Q AND FORM 10-QSB

[  ]  TRANSITION REPORT ON FORM N-SAR

FOR THE PERIOD ENDED

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN. IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM (S) TO WHICH THE NOTIFICATION RELATES: ALL

PART I

REGISTRANT INFORMATION

FULL NAME OF REGISTRANT: CGI HOLDING CORPORATION

ADDRESS OF PRINCIPAL EXECUTIE OFFICE:             300 N MANNHEIM
CITY, STATE AND ZIP CODE:                         HILLSIDE, ILLINOIS 60162







PART II

RULE 12B-25 (B) AND (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25 (B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

    (a) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;


    (b) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON
[X] FORM 10-KSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND


(c) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25 (C) HAS BEEN ATTACHED IF APPLICABLE.


PART III

NARRATIVE

STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-KSB OR THE TRANSITION REPORT THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.


IN ACCORDANCE WITH SFAS 142, MANAGEMENT IS CURRENTLY EVALUATING THE CARRYING VALUE OF GOODWILL ASSOCIATED WITH A 2001 ACQUISITION.
PART IV

OTHER INFORMATION

(1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
    NOTIFICATION


GERRY M JACOBS    (708) 547-0401
(NAME)            (TELEPHONE NUMBER)


(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PROCEEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT (S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT (S).
[X ]  YES   [  ]  NO

(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEROF?

[   ]  YES   [X]  NO

SIGNITURE

CGI HOLDING CORPORATION

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:  MAY 15, 2002      BY:  /S/ GERRY M JACOBS
                                  GERRY M JACOBS, PRESIDENT AND DIRECTOR
                                  (PRINCIPAL EXECUTIVE OFFICER)